AMENDED LICENSE AGREEMENT

THIS AGREEMENT ("AGREEMENT") made and entered as of the last date of execution hereinbelow by each party (the "EFFECTIVE DATE") by and between Vertical Designs Ltd ("LICENSOR") a British Columbia corporation with an office at #25 -1833, Coast Meridian St, Port Coquitlam, B.C., Canada, and Abattis Bioceuticals Corp. ("LICENSEE") a British Columbia corporation listed on the Canadian National Stock Exchange with an office at 104 - 9295 198th Street, Langley, B.C., Canada V1M 3J9.

WHEREAS:

(A) LICENSOR and LICENSEE previously entered into a non-exclusive LICENSE AGREEMENT (the "LICENSE AGREEMENT") dated November 15, 2012 which provided LICENSEE with certain rights to use LICENSOR PATENTS and LICENSOR TECHNOLOGY (as therein defined) within British Columbia (therein defined as TERRITORY); and,

(B) LICENSOR and LICENSEE are mutually desirous of expanding the terms and scope of the LICENSE AGREEMENT.

NOW, THEREFORE, by mutual of LICENSOR and LICENSEE consent, the LICENSE AGREEMENT shall be and hereby replaced in its entirety as follows:

DEFINITIONS

1.1 Whenever used in this AGREEMENT, the following terms shall have the following meanings:
a.	"DELINQUENT OBLIGATION" has the meaning ascribed to it in Section 13.4.

b.	"LICENSE" has the meaning ascribed to it in Section 7.

c.	"LICENSED FIELD" means the use of LICENSOR TECHNOLOGY and LICENSOR PATENTS by LICENSEE for growing PRODUCTS for use as ingredients in the pharmaceutical, neutraceutical, cosmetic, and wellness markets. LICENSED FIELD shall not include PRODUCTS distributed or sold in the wholesale or retail food industries.

d.	"LICENSOR PATENTS" shall mean all United States and foreign patents and reissues, renewals and extensions thereof, and patent applications, and any divisions, continuations, and continuations-in-part:

(1)	which are identified on annexed Appendix I; or

(2)	which claim inventions on PRODUCTS and their manufacture and/or use, that are conceived by agents, servants, employees, subcontractors or outside consultants of LICENSOR prior to the termination of this AGREEMENT.

e.	"LICENSOR TECHNOLOGY" shall mean all proprietary information relating to the LICENSOR Growth System, all data, technology, know-how, trade secrets, specifications, training materials, protocols and the like in existence as of the EFFECTIVE DATE relating to the construction, operation and use of the LICENSOR Growth System, and shall include any LICENSOR Improvements disclosed to LICENSEE pursuant to Section 6.

f.	"MARKS" shall mean all United States and foreign trademarks, servicemarks (whether registerable and/or unregisterable) which are identified on annexed Appendix II.

g.	"MINIMUM ROYALTY" shall mean an annual payment of Twenty-Five Thousand Canadian dollars (C$25,000).

h.	"NET SALES" shall mean the total amount invoiced by LICENSEE in connection with sales of PRODUCTS after deduction, to the extent applicable, of:

i)	all trade, case and quantity credits, discounts, refunds or rebates;

ii)	allowances or credits for returns;

iii)	sales taxes (including value added tax); and

iv)	one hundred percent (100%) of royalties, licensing fees, minimum royalties and any other monetary payments actually paid to a third party for a patent license, sublicense or assignment required for the unencumbered exercise of the TECHNOLOGY LICENSE or PATENT LICENSE granted to LICENSEE pursuant to Section 7 of this AGREEMENT.

i.	"PARTIES" means, collectively, LICENSEE and LICENSOR and "PARTY" means either one of them.

j.	"PATENT LICENSE" means the exclusive license, with the right to grant sublicenses subject to the terms and conditions of this AGREEMENT, to use the LICENSOR PATENTS within the LICENSED FIELD at a LICENSED FACILITY within the TERRITORY to produce, market, distribute, offer and sell PRODUCTS.

k.	"PRODUCTS" shall mean plants, plant material and extracts grown and produced for use as ingredients in the pharmaceutical, neutraceutical, cosmetic, and wellness markets in the LICENSED FIELD by LICENSEE or it SUBLICENSEES or any of their agents or distributors pursuant to this AGREEMENT. PRODUCTS shall not include plants or produce distributed or sold in the wholesale or retail food industries.

l.	"RUNNING ROYALTY" has the meaning ascribed to it in Section 8.1.

m.	"SUBLICENSEE" means any third party with whom LICENSEE arranges for the production, distribution or sale of PRODUCTS.

n.	"SUBLICENSE ROYALTY" has the meaning ascribed to it in Section 8.2.

o.	"TECHNOLOGY LICENSE" means the exclusive license, with the right to grant sublicenses subject to the terms and conditions of this AGREEMENT, to use LICENSOR TECHNOLOGY within the LICENSED FIELD at a LICENSED FACILITY within the TERRITORY to produce PRODUCTS. The TECHNOLOGY LICENSE also includes the worldwide right to market, distribute, offer to sell, and sell PRODUCTS.

p.	"TERRITORY" means worldwide.

2. EFFECTIVE DATE

2.1 This AGREEMENT shall be effective as of the last date of execution hereof (the "EFFECTIVE DATE") and shall remain in full force and effect until expiration, unless terminated earlier.

3. PATENT LICENSE FEE

3.1 In consideration for the original grant of the PATENT LICENSE under the LICENSE AGREEMENT, LICENSEE previously paid LICENSOR Two Hundred Fifty Thousand Canadian dollars (C$250,000) by way of the issuance of 2,500,000 common shares of LICENSEE (the "LICENSEE SHARES") (the receipt of which is hereby acknowledged by LICENSOR). In consideration for the expansion made to the LICENSE AGREEMENT herein, LICENSEE shall pay to LICENSOR an additional Three Hundred Fifty Thousand Canadian dollars (C$350,000) by way of the issuance of 3,500,000 common shares of LICENSEE (the "LICENSEE AMENDED AGREEMENT SHARES"), to be issued at a deemed price of C$0.10 per common share, which common shares shall be registered in the name of LICENSOR.

4. TITLE

4.1 Subject to the rights explicitly granted to LICENSEE pursuant to this AGREEMENT, LICENSEE acknowledges and agrees, to the best of its current knowledge and/or understanding, that the LICENSOR is the sole and exclusive owner of the entire right, title and interest (including all accompanying goodwill) in and to the LICENSOR PATENTS and LICENSOR TECHNOLOGY.

5. ACCESS

5.1 LICENSEE shall permit representatives of LICENSOR to visit the facilities of LICENSEE using LICENSOR PATENTS and/or LICENSOR TECHNOLOGY upon at least twenty-four (24) hour notice in advance of each such visit.

6. IMPROVEMENTS

6.1 The term "IMPROVEMENTS", as used herein, shall be those improvements made to PRODUCTS and methods of making and using same.

6.2 In the event that LICENSOR develops IMPROVEMENTS, LICENSOR shall immediately disclose the same to LICENSEE in writing and such IMPROVEMENTS shall automatically become a part of this AGREEMENT and part of the LICENSE at no additional cost to the LICENSEE.

6.3 In the event that LICENSEE develops IMPROVEMENTS, LICENSEE shall (a) immediately disclose the same to LICENSOR in writing and identifying the IMPROVEMENTS, and (b) provide a non-exclusive license in and to the IMPROVEMENTS to LICENSOR at no additional cost to the LICENSOR.

7. GRANT OF LICENSE

7.1 LICENSOR hereby grants to LICENSEE and LICENSEE hereby accepts from LICENSOR, the TECHNOLOGY LICENSE and the PATENT LICENSE (together, the "LICENSE")

7.2 Subject to the terms and conditions of the Bill of Sale entered into between the Parties at equal date hereto, payment of the Purchase Price as defined in the Bill of Sale is a condition subsequent of the TECHNOLOGY LICENSE for the benefit of LICENSOR.

7.3 Subject to the terms and conditions of this AGREEMENT and applicable laws, LICENSEE shall have the right to sublicense all or part of the LICENSE. However, LICENSEE shall not have the right to grant to any SUBLICENSEE the right to further sublicense any part of shall not have the right to grant to an this AGREEMENT or the LICENSE.

7.4 LICENSEE shall ensure that all SUBLICENSEES shall execute and be subject to a sublicensing agreement, with terms no less protective of LICENSOR than this AGREEMENT.

7.5 The grant of a sublicense by LICENSEE to a SUBLICENSEE shall not release LICENSEE from any obligation under this AGREEMENT.

7.6 LICENSEE shall promptly notify LICENSOR in writing of any sublicenses granted to SUBLICENSEES.

7.7 LICENSEE shall provide to LICENSOR a copy of any agreement pursuant to which a SUBLICENSE is granted promptly after the signing of such agreement.

7.8 LICENSEE shall use commercially reasonable efforts to ensure that all SUBLICENSEES comply with the terms of this AGREEMENT and shall inform LICENSOR promptly of any known violation, infringement, or breach.

7.9 No failure to pay or breach of any sublicense agreement or other breach or wrongdoing by any SUBLICENSEE shall reduce or relieve any obligation of LICENSEE to LICENSOR pursuant to this AGREEMENT.

7.10 The distribution, sale and marketing of all PRODUCTS pursuant to this AGREEMENT shall be the sole responsibility of the LICENSEE, its agents, or distributors.

7.11 All equipment, technical assistance, and training in connection with the construction, set-up, operation and use of any LICENSED FACILITY shall be provided to LICENSEE and all SUBLICENSEES exclusively by LICENSOR or its subcontractors. The provision of equipment, technical assistance, and training by LICENSOR shall be carried out pursuant to the consideration, terms, and conditions to be set out in agreements between the parties relating to such matters. LICENSEE shall ensure that all SUBLICENSEES shall execute and be subject to an agreement with the LICENSOR regarding the consideration, terms, and conditions of the supply of all equipment, technical assistance, and training in connection with the construction, set-up, operation and use of any LICENSED FACILITY by the LICENSOR to the SUBLICENSEE.

8. PAYMENT FOR TECHNOLOGY LICENSE

8.1 In consideration for the grant of the TECHNOLOGY LICENSE hereunder, LICENSEE shall pay to LICENSOR a running royalty of four percent (4%) on NET SALES of all PRODUCTS sold by LICENSEE (the "RUNNING ROYALTY.")

8.2 In consideration for the grant of LICENSEE's right to grant sublicenses hereunder, LICENSEE shall pay to LICENSOR a SUBLICENSE ROYALTY of fifteen percent (15%) of any monies or other consideration LICENSOR receives from any SUBLICENSEE.

8.3 If the combined amount of the RUNNING ROYALTIES and SUBLICENSE ROYALTIES paid by LICENSEE to LICENSOR do not reach the MINIMUM ROYALTY in any calendar year, LICENSEE shall pay LICENSOR an additional amount (the "MAKEUP ROYALTY") equal to the difference between the MINIMUM ROYALTY and the combined amount of RUNNING ROYALTIES and SUBLICENSE ROYALTIES actually paid to LICENSOR. Notwithstanding the above, no MAKEUP ROYALTY will be due to be paid by LICENSEE to LICENSOR for calendar years 2013 and 2014. Any MAKEUP ROYALTY owed to LICENSOR pursuant to this section shall be calculated and paid by LICENSEE to LICENSOR within forty-five (45) days from the end of the calendar year in which any MAKEUP ROYALTY is due.

8.4 LICENSEE shall be obligated to pay RUNNING ROYALTIES and the SUBLICENSE ROYALTY under this Section 8 until the termination of this AGREEMENT according to the provisions of Section 13.

8.5 The RUNNING ROYALTY and the SUBLICENSE ROYALTY shall be paid only once under this AGREEMENT for each unit of PRODUCT sold, regardless of the number of LICENSOR PATENTS or items of the LICENSOR TECHNOLOGY applicable thereto.

8.6 For the purpose of computing the amounts due to LICENSOR hereunder, the year shall be divided into four parts ending on March 30, June 30, September 30, and December 31. LICENSEE shall, within forty-five (45) days from the end of each March, June, September, and December in each calendar year during the term of this AGREEMENT (a) submit to LICENSOR a full and detailed report of royalties or payments due LICENSOR under the terms of this AGREEMENT for the preceding financial quarter setting forth the following: (i) a statement of the gross sales of PRODUCTS and the calculation of NET SALES showing the deductions permitted under Section 1.1 and the calculation of the RUNNING ROYALTIES, and (ii) a statement of all monies or other consideration received by LICENSEE from any SUBLICENSEE and the calculation of SUBLICENSE ROYALTY, and (b) pay the RUNNING ROYALTIES and SUBLICENSE ROYALTY due to the LICENSOR. For purposes of calculating the amounts due with respect to any foreign currency denominated NET SALES or fees, the amount shall be translated into Canadian dollars based on the average exchange rate during the applicable three month period during which such sales or fees were invoiced.

8.7 LICENSEE shall keep a complete and correct account in auditable form of NET SALES and fees and shall be obliged to keep such account for three (3) years ("RECORDS PERIOD") after making the related royalty payment. At any time during the RECORDS PERIOD, and on reasonable notice and during regular business hours, LICENSOR, at LICENSOR's expense, shall have the right to have the books of accounts, records and other relevant documentation of LICENSEE inspected by independent auditors. If LICENSOR desires to have an independent auditor perform such audit, LICENSOR shall notify LICENSEE and shall designate an independent auditor which does not have LICENSEE or LICENSOR as a client to perform such audit on LICENSOR's behalf. In the event that a shortfall of 3% or greater in the amount of royalty actually due LICENSOR is discovered, LICENSEE shall, in addition to immediately paying such shortfall to LICENSOR, reimburse LICENSOR for all costs and expenses incurred in connection with such audit.

9. PAYMENTS

9.1 Royalties and any other payments payable to LICENSOR hereunder shall be paid to LICENSOR by LICENSEE in Canadian dollars and shall be payable to LICENSOR in Canada.

9.2 If any payment made by one PARTY to the other PARTY under this AGREEMENT is subject to withholding tax, such withholding tax shall be borne by the receiving PARTY and shall be deducted from the payments made by the paying PARTY. Upon the receiving PARTY's written request, the paying PARTY shall support the receiving PARTY in its legal efforts of minimizing such withholding taxes, and provide the receiving PARTY with information about any documentation to reduce the withholding tax to a legal minimum. The paying PARTY is responsible for ensuring that any such withholding taxes are paid to the applicable tax authorities. The paying PARTY shall as soon as practical submit to the receiving PARTY proper documentation confirming the payment of such taxes.

10. OPERATIONS

10.1 LICENSEE shall conduct business and other activities in the TERRITORY in a manner which is lawful and reputable and which brings good repute to LICENSEE, LICENSOR, PRODUCTS, LICENSED FACILITIES, and LICENSOR TECHNOLOGY. LICENSEE agrees to use commercially reasonable efforts to produce and sell the PRODUCTS in a sound and professional manner such that the same meets industry standards of performance and product quality.

10.2 LICENSEE acknowledges that the LICENSED FACILITIES and PRODUCTS may be required to be tested, licensed, certified or permitted (the "PERMITTING") by government authorities. LICENSEE agrees to use commercially reasonable efforts and due diligence to acquire such PERMITTING and that expenses relating to PERMITTING shall be at the sole cost of LICENSEE. LICENSOR agrees to provide any information, assistance, or other technical information that may be reasonably necessary and within LICENSOR's control for LICENSEE to carry out the task of PERMITTING.

11. ASSIGNMENT

11.1 No provision or right granted under this AGREEMENT shall be assigned, sold, or otherwise transferred by the LICENSEE to any other party without the prior, written approval of the LICENSOR. However, each PARTY may assign this AGREEMENT, without the consent of the other PARTY, to any purchaser of all or substantially all of its assets to which this AGREEMENT relates or to any successor corporation resulting from any merger, consolidation or restructuring of the PARTY; provided, however, such assignment shall not release the assigning PARTY from any obligations under this AGREEMENT.

12. INFRINGEMENT OF PATENTS

12.1 In the event a a PARTY acquires information that a third party is infringing one or more LICENSOR PATENTS, the PARTY acquiring such information shall immediately notify the other PARTY to this AGREEMENT in writing of such infringement.

12.2 In the event of an infringement of LICENSOR PATENTS, the LICENSOR shall have the first opportunity, but not the obligation, to bring suit against the infringer. If LICENSOR elects not to bring suit against the infringer, then LICENSEE shall have the option but not the obligation to bring suit against the infringer, and to join LICENSOR as a party plaintiff in such suit. In the event LICENSEE exercises its right to sue, it shall have the right to first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys' fees, necessarily involved in the prosecution of any such suit, and if after such reimbursement, any funds shall remain from said recovery, the PARTIES shall divide the remaining funds equally between the LICENSOR and LICENSEE.

12.3 If either PARTY is not fully reimbursed for the costs and expenses of litigation from said recovery, it shall not have the right to recover the unreimbursed costs and expenses from the other PARTY.

12.4 Each PARTY shall always have the right to be represented by counsel of its own selection in any suit for infringement of the LICENSOR PATENTS.

12.5 Each PARTY agrees to cooperate fully with the other, including, by giving testimony and producing documents lawfully requested in the course of an infringement suit, provided that the PARTY bringing such infringement suit shall pay all reasonable expenses (including attorneys' fees) incurred by the other PARTY in connection with such cooperation.

12.6 LICENSEE acknowledges that the LICENSOR has no adequate remedy under this AGREEMENT or at law in the event that the LICENSEE were to use the LICENSOR PATENTS in a manner not authorized by this AGREEMENT and that the LICENSOR would, in such circumstances, be entitled to injunctive or other equitable relief, including interlocutory and preliminary injunctive relief. The LICENSEE also acknowledges that LICENSOR's rights and remedies under this AGREEMENT and under the law are intended to be cumulative, and not mutually exclusive.

13. TERM AND TERMINATION

13.1 This AGREEMENT shall continue in effect in perpetuity until otherwise terminated by either PARTY according to the terms outlined herein.

13.2 LICENSEE may terminate this AGREEMENT at any time upon ninety (90) days written notice. Upon termination of this AGREEMENT by LICENSEE, the TECHNOLOGY LICENSE and PATENT LICENSE shall also be terminated.

13.3 At any time prior to expiration of this AGREEMENT, LICENSOR may terminate this AGREEMENT for Cause by giving written notice to LICENSEE. "Cause" for termination of this AGREEMENT shall be deemed to exist if: (A) LICENSEE materially breaches or defaults in the performance or observance of this AGREEMENT, and such breach or default is not cured within sixty (60) days or, in the case of failure to pay any amounts due hereunder, thirty (30) days after receiving written notice from LICENSOR specifying such breach or default; (B) LICENSEE discontinues its business of producing ingredients for pharmaceutical, neutraceutical, cosmetic or wellness markets; or (C) LICENSEE becomes insolvent, makes an assignment for the benefit of creditors, or has a petition of bankruptcy filed by or against it, which petition is not vacated or otherwise removed within ninety (90) days after the filing thereof. Upon termination of this AGREEMENT by LICENSOR, the TECHNOLOGY LICENSE and PATENT LICENSE shall also be terminated.

13.4 Any amount payable pursuant to this AGREEMENT which has not been paid by the date payment is due ("DELINQUENT OBLIGATION") shall bear interest from its due date until the date of actual payment, at the rate of two percent (2%) per annum in excess of the 1 month London Interbank Offered Rate (LIBOR) prevailing at the relevant interbank market. The non-defaulting PARTY may set off against any amount it owes the defaulting PARTY to the extent of the DELINQUENT OBLIGATION.

14. OBLIGATIONS UPON EXPIRATION OR TERMINATION

14.1 Upon expiration or termination of this AGREEMENT, nothing in this AGREEMENT shall be construed to grant an implied license from one PARTY to the other PARTY.

14.2 Termination or expiration of this AGREEMENT shall not relieve the PARTIES of any obligation incurred prior to such termination or expiration.

14.3 Sections 1, 4, 7.6, 8.7, 9, 14, 15 and 16 shall survive and remain in full force and effect after any termination of this AGREEMENT.

14.4 This AGREEMENT may be executed in counterparts, each of which shall constitute an original and all of which shall be deemed one and the same instrument. Facsimile or PDF signatures shall serve as original signatures.

15. INDEMNIFICATION

15.1 LICENSEE shall, at all times during the term of this AGREEMENT and thereafter, defend, indemnify and hold harmless LICENSOR and its officers, employees, agents, and servants (collectively, "INDEMNITEES") from and against any and all liability, loss, damages and expenses (including attorneys' fees), they may suffer as the result of claims, demands, costs or judgments (collectively, "CLAIMS") which may be made or instituted against them or any of them arising out of the manufacture, distribution, use, testing, sale or other disposition by LICENSEE or distributor, customer, sublicensee or representative of LICENSEE or anyone in privity therewith, of any PRODUCTS, or any method or process licensed by LICENSOR to LICENSEE hereunder or out of any representation made by LICENSEE pursuant to this AGREEMENT. LICENSEE's obligation to defend, indemnify and hold harmless shall include, but not be limited to, CLAIMS, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person, alleged property damage, or alleged infringement of any patent, copyright or other proprietary rights. The PARTIES agree that LICENSEE shall have no obligation to defend, indemnify or hold harmless the INDEMNITEES if it is determined that such CLAIM is a result of the INDEMNITEES' negligent acts or willful misconduct.

15.2 LICENSOR agrees to notify LICENSEE as soon as LICENSOR becomes aware of a claim or action for which indemnification may be sought pursuant to Section 14.1.

15.3 LICENSEE shall provide attorneys and/or pay all attorney fees and costs for attorneys selected by LICENSOR to defend against any claim or action with respect to the subject of indemnity contained herein, whether or not such claims are rightfully brought or filed. LICENSEE cannot settle any CLAIM without the prior written consent of LICENSOR and the applicable INDEMNITEES. Furthermore, LICENSEE agrees to fully cooperate with LICENSOR and the applicable INDEMNITEES, at LICENSEE's expense, in the defense of such CLAIM.

15.4 With respect to any matter for which LICENSEE has an obligation to indemnify LICENSOR and/or INDEMNITEES, the LICENSOR and the applicable INDEMNITEES shall have the right to participate and be represented by legal counsel, and the LICENSEE shall pay all attorney fees and costs for attorneys selected by LICENSOR and the applicable INDEMNITEES.

15.5 Failure of LICENSOR to deliver notice to LICENSEE within a reasonable time after becoming aware of a CLAIM shall not relieve LICENSEE of any liability to the INDEMNITEE pursuant to this Section 14 unless such delay is shown by clear and convincing evidence to be or have been prejudicial to LICENSEE's ability to defend such CLAIM.

16. CONFIDENTIAL INFORMATION

16.1 LICENSEE shall maintain any and all of the LICENSOR PATENTS and/or LICENSOR TECHNOLOGY (collectively, "CONFIDENTIAL INFORMATION") in confidence and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of LICENSOR to said release or disclosure.

16.2 The obligations of confidentiality set forth in Section 16.1 shall not apply to any component of the LICENSOR PATENTS and/or LICENSOR TECHNOLOGY which is part of the public domain prior to the EFFECTIVE DATE of this AGREEMENT or which becomes a part of the public domain due to an authorized act of the receiving PARTY after the EFFECTIVE DATE of this AGREEMENT.

16.3 Upon the termination of this AGREEMENT for any reason, each PARTY shall destroy or return to the other PARTY all CONFIDENTIAL INFORMATION of the other PARTY in its possession at the time of expiration or termination and shall promptly confirm same in writing to the other PARTY. In particular, but not without limitation, LICENSEE shall destroy or return to LICENSOR all information relating to LICENSOR PATENTS and LICENSOR TECHNOLOGY upon termination of this AGREEMENT.

17. REPRESENTATIONS

17.1 LICENSEE hereby represents and warrants to LICENSOR that it is a corporation duly organized, validly existing and in good standing under the laws of British Columbia. LICENSEE has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets.

17.2 LICENSOR hereby represents and warrants to LICENSEE that it is a corporation duly organized, validly existing and in good standing under the laws of British Columbia. LICENSOR has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. LICENSOR also hereby represents and warrants that it has the full right and authority to grant the LICENSE to LICENSEE.

18. USE OF NAME

18.1 Without the prior written consent of the other PARTY, neither PARTY shall have the right to use the name of the other PARTY or of any employee or any adaptation thereof:
18.1.1	In any advertising, promotional or sales literature; or

18.1.2	In connection with any public or private offering or in conjunction with any application for regulatory approval, unless disclosure is otherwise required by law, in which case either PARTY may make a factual statement concerning this AGREEMENT or file copies of this AGREEMENT after providing the other PARTY with an opportunity to comment and reasonable time within which to do so on a draft of such. Except as provided herein, neither PARTY shall issue public announcements about this AGREEMENT or the status or its existence without prior written approval of the other PARTY.

19. ACKNOWLEDGMENTS AND CONSENTS

19.1 LICENSOR acknowledges that in compliance with Canadian securities laws the LICENSEE SHARES and LICENSEE AMENDED AGREEMENT SHARES it is to receive under this AGREEMENT shall be subject to restrictions on resale and the certificates representing such LICENSEE SHARES and LICENSEE AMENDED AGREEMENT SHARES, as the case may be, shall bear a legend noting such restrictions in substantially the following form: "UNLESS PERMITTED UNDER SECURITIES LEGISLATIONS, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [the date that is four months and one day following the date of distribution]."

19.2 LICENSOR, on its own behalf and on behalf of its principals, acknowledges that pursuant to CNSX's policies, LICENSEE is required to post a Form 9 on CNSX's website which contains personal information regarding the principals of LICENSOR and that such personal information shall, as a consequence thereof, be publicly available on CNSX's website.

20. MISCELLANEOUS

20.1 In carrying out this AGREEMENT the PARTIES shall comply with all applicable local, provincial, state and federal laws and regulations.

20.2 If any provision of this AGREEMENT is determined to be invalid or void, the remaining provisions shall remain in effect.

20.3 All matters affecting the interpretation, validity, and performance of this AGREEMENT will be governed by the laws of British Columbia, Canada, applicable to agreements made and to be performed wholly within British Columbia but the scope and validity of the LICENSOR PATENTS will be governed by the applicable patent law of Canada. The PARTIES hereto irrevocably attorn to the jurisdiction of the courts of British Columbia, Canada with respect to any dispute that may arise with respect to this AGREEMENT. The defendant(s) in either such proceeding shall be entitled to bring a counterclaim(s) and join other parties as a part of that proceeding.

20.4 In the event that any part, section, clause, paragraph or subparagraph of this AGREEMENT will be held to be invalid, illegal or otherwise voidable or unenforceable, the entire AGREEMENT will not fail on account thereof, and the balance of the AGREEMENT will continue in full force and effect.

20.5 All notices, consents, requests, waivers, demands and payments required or permitted to be given under this AGREEMENT must be given in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand (with written confirmation of receipt), (b) when sent, if sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (return receipt requested), with postage prepaid, in each case to the appropriate addresses set forth below (or to such other addresses as a PARTY may designate by notice to the other PARTY by like notice):
If to LICENSOR:	If to LICENSEE:

Vertical Designs Ltd.:	Abattis Bioceuticals Corp.:
President, CEO	President, CEO
Attn: Nick G Brusatore	Attn: Mike Withrow
#25 -1833, Coast Meridian St	104 - 9295 198th Street
Port Coquitlam B.C. Canada V3C 6G5	Langley, B.C. Canada VIM 3J9

20.6 This AGREEMENT (and the annexed Appendices and documents incorporated herein) constitute the entire agreement between the PARTIES and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both PARTIES hereto. This AGREEMENT supersedes any and all prior agreements or understandings, whether oral or written between LICENSEE and LICENSOR unless specifically provided otherwise in this AGREEMENT.

20.7 No waiver by either PARTY of any non-performance or violation by the other PARTY of any of the covenants, obligations or AGREEMENTS of such other PARTY hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, AGREEMENT or obligation, nor shall forbearance by any PARTY be deemed to be a waiver by such PARTY of its rights or remedies with respect to such violation or non-performance.

20.8 The descriptive headings contained in this AGREEMENT are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this AGREEMENT.

20.9 The Appendices hereto form a part of this AGREEMENT.

20.10 It is not the intent of the PARTIES to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the PARTIES shall be limited to those set out herein and such obligations shall be several and not joint. No right or license is granted by LICENSOR under this AGREEMENT to LICENSEE either expressly or by implication, except as specifically set forth herein.

IN WITNESS WHEREOF, the PARTIES have executed this AGREEMENT as of the EFFECTIVE DATE.
LICENSOR		LICENSEE

By:	/s/ Nick Brusatore	By:	/s/ Mike Withrow
Name:	Nick Brusatore	Name:	Mike Withrow
Title:	President, CEO	Title:	President, CEO
Date:	Dec. 21, 2012	Date:	Dec. 21, 2012

APPENDIX I - Patents to be Licensed (As of Effective Date)

1. United States Patent Application Serial No. 61/592,338, filed January 30 2012, and entitled "Method and Apparatus for Growing Plants".

APPENDIX II - Trademarks to be Licensed (As of Effective Date)

1. No use of any trade-marks is included in this LICENSE.